Exhibit 10.37

Phone: +1 (305) 507-8808 Fax: +1 (305) 358-7876 1450 S. Miami Avenue, Miami, FL 33130 USA www.netelement.com

February 13, 2011

Mr. Richard Lappenbusch

Subject:           Offer Letter for President and Chief Operating Officer

Dear Richard:

It is with great pleasure that I offer you the position of President and Chief Operating Officer with Net Element, Inc. (the "Company")on the following terms:

•	Start date: February 15, 2011; first day in office will be Monday, February 21, 2011.
•	Reporting: You will report to the Chairman and CEO, and all company personnel will report to you.
•	Board: You will join the board once the Company achieves $20,000,000 in aggregate revenue (revenue from all existing and created business units, not acquisitions).
•	Salary: $300,000USD annually to be paid at least monthly or more frequent payroll.
•	Bonus: $100,000USD initially, annually reviewed at the end of the calendar year, based on criteria to be mutually agreed to. See attached scorecard for consideration.
•
Equity: Initial grant of 6.1M shares restricted, subject to reverse vesting schedule and these other restrictions: 100,000 vesting on February 15, 2012; 4M vesting semi-annually over three years; and 2M vesting upon the Company achieving $20,000,000 in aggregate revenue (revenue from all existing and created business units, not acquisitions). All unvested shares will be subject to a repurchase right for $1 if your employment with the Company is terminated for any reason. All unvested shares will vest upon the happening of any significant equity change event resulting in a change of control. We will have a draft of the Restricted Stock Agreement and Repurchase Agreement to you by the end of this week.

•	Signing bonus: one-time non-refundable signing bonus of $37,000 to cover the moving and cross country relocation and temporary housing expenses.

Phone: +1 (305) 507-8808 Fax: +1 (305) 358-7876 1450 S. Miami Avenue, Miami, FL 33130 USA www.netelement.com

•	Other benefits: 401K program with matching (on same terms as all other employees), medical, dental, optical, life, disability insurance plans, and others as per made available to employees.
•	PTO: On vacation & sick time combined, 4 weeks annually, standard company holidays.
•	Travel: all business travel to be covered fully by the company.
•	Telecommuting: mobile, personal computing and connectivity expenses, including a cell phone, PC, webcam, microphone, fax machine, printer, and Internet access as needed.

As a condition to your continued employment with the Company you will be required to terminate all business activities involving your services a consultant. If you are unable or unwilling to terminate such involvement, then your employment with the Company will be terminated with no further obligations of the Company.

Your employment with the Company will be employment at will in accordance with the laws of the State of Florida. The Company will deduct amounts from your salary for taxes and other amounts required to be deducted by law. This offer is subject to approval of the board of Directors of Net Element.

Sincerely,

/s/ Mike Zoi
Mike Zoi, Chairman

ACCEPTED AND AGREED:

/s/ Richard Lappenbusch

Richard Lappenbusch